EXHIBIT 99.1

                      AKI, INC. COMMENCES TENDER OFFER AND
                      CONSENT SOLICITATION FOR SENIOR NOTES

           New York, New York, August 20, 2004 - AKI, Inc. announced today that, in connection with the previously announced transactions with affiliates of Kohlberg Kravis Roberts & Co. and DLJ Merchant Banking Partners, including the merger of AHC I Acquisition Corp., AKI's parent, with AHC Merger, Inc., a wholly-owned subsidiary of Fusion Acquisition LLC, and the contribution of AHC I Acquisition to Jostens Holding Corp., it has commenced a cash tender offer and consent solicitation for any and all of the $103,510,000 outstanding principal amount of its 10 1/2% Senior Notes Due 2008 (CUSIP No. 00154MAB1 and ISIN US00154MAB19). The noteholder consents are being solicited to eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions contained in the indenture governing the notes.

           The tender offer and consent solicitation is being made upon the terms and conditions in the Offer to Purchase and Consent Solicitation Statement and related Letter of Transmittal dated August 19, 2004. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on September 17, 2004, unless extended or earlier terminated. Noteholders who provide consents to the proposed amendments will receive a consent payment of $20.00 per $1,000 principal amount of notes tendered and accepted for purchase pursuant to the offer if they provide their consents on or prior to 5:00 p.m., New York City time, on September 1, 2004, unless such date is extended. The total consideration to be paid for each Note validly tendered prior to the Consent Date and accepted for purchase will be $1,028.75 per $1,000 principal amount of notes, plus accrued and unpaid interest, if any, from the last interest payment to, but not including, the payment date.

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           AKI intends to fund the tender offer and consent payments with a portion of the proceeds from senior secured term loan and revolving credit facilities in an aggregate principal amount of up to $1.3 billion and a $500 million increasing rate bridge loan to be secured by Jostens IH Corp., a wholly-owned subsidiary of Jostens Holding Corp., (or, in lieu of the bridge loan, the incurrence of other indebtedness by Jostens IH Corp.) in connection with the Transactions.

           The obligations to accept for purchase and to pay for notes in the tender offer is conditioned on, among other things:

          o satisfaction or waiver of the conditions to the closing of the transactions, and

          o the receipt of consents to the proposed amendments from the holders of at least a majority of the aggregate principal amount of outstanding notes, and the execution of a supplemental indenture to the indenture governing the notes.

           AKI has retained Credit Suisse First Boston LLC to serve as the Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Requests for documents may be directed to MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885 (US toll-free) or by email at proxy@mackenziepartners.com. Questions regarding the tender and consent solicitation may be directed to Credit Suisse First Boston LLC at (800) 820-1653 (US toll-free) or +1 (212) 538-0652.

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           AKI is a leading global marketer and manufacturer of multi-sensory marketing, interactive advertising and sampling systems in the fine fragrance, cosmetics and personal care industries, as well as other consumer products industries, including the household products and food and beverage industries.



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This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to the 10 1/2% Senior Notes of AKI. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated August 19, 2004.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although AKI believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.